TECHNE CORPORATION
                    ANNOUNCES SHARE REPURCHASE AUTHORIZATION

Minneapolis/November 14, 2007-Techne Corporation (NASDAQ:TECH) today announced that its Board of Directors has authorized the repurchase of up to $150 million of the Company's outstanding common shares.

The stock repurchase authorization does not have an expiration date. The manner of purchases, the amount that the Company spends and the number of shares it ultimately purchases will be at the discretion of management and will depend on factors such as current stock price and daily trading volume of the Company's shares, among other factors. The Company may repurchase shares from time to time on the open market or in private transactions, including purchases pursuant to one or more 10b5-1 plans or structured transactions. The stock repurchase program may be modified or discontinued at any time.

The share repurchase will be funded with a portion of the Company's existing cash and available-for-sale investments. At September 30, 2007, the Company had cash and available-for-sale investments of approximately $279 million, no long-term debt and shareholders' equity in excess of $466 million.
The Company's prior share repurchase program, which was authorized in October 2002, has been terminated.

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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, BiosPacific, Inc. (BiosPacific), located in Emeryville, California and R&D Systems China Co. Ltd., (R&D China), located in Shanghai, China. BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D China and R&D Europe distribute biotechnology products.


Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854